Filed Pursuant to Rule 424(b)(3)
File No. 333-135465

PROSPECTUS
6,461,725 Shares
Common Stock

This prospectus relates to the sale, from time to time, by the Caterpillar Inc. Master Retirement Trust (the "Retirement Trust"), which was created as a funding vehicle for various defined benefit pension plans maintained by the Company or its affiliates, the Caterpillar Investment Trust (the "Investment Trust"), which was created as a funding vehicle for one or more defined contribution plans maintained by the Company or its affiliates, and the Caterpillar Inc. Group Insurance Plan Trust, a Section 501(c)(9) voluntary employees' beneficiary association trust maintained by the Company (the "VEBA" and, collectively, the "Trusts") of up to 6,461,725 shares of our common stock, par value $1.00 per share ("Common Stock"). The shares of our Common Stock were acquired by the Trusts through purchases on the New York Stock Exchange (or other exchanges on which the Common Stock is traded as the case may be), using contributions made by the Company for the benefit of its employees who participate in the plans funded through the Trusts, or by contributions made by such employees. The shares of Common Stock may be offered for sale from time to time by Northern Trust Company (the "Trustee"), as duly appointed trustee for the Retirement Trust, the Investment Trust, and the VEBA, at the direction of one or more duly appointed investment managers ("Investment Managers") each of whom has certain discretionary authority to manage a portion of the applicable Trust's assets (such portion referred to as an "account" or "fund") to achieve a specified investment objective. None of the Investment Managers are affiliated with the Company. We are registering the shares of Common Stock to provide the Trustee with freely tradable securities pursuant to the investment management agreements entered into with the Investment Managers.

The shares of Common Stock registered under this registration statement and prospectus may be sold, from time to time, in brokerage transactions on the New York Stock Exchange, in privately negotiated transactions or otherwise. These sales may be for negotiated prices or on the open market at prevailing market prices. The Company will not receive any portion of the proceeds of the sale of the Common Stock offered by this prospectus. All costs, expenses and fees incurred in connection with the preparation and filing of this prospectus and the related registration statement will be paid by the Company. All expenses incurred in connection with sales of the shares of our Common Stock will be paid by the selling Trust(s), or proportionately by the Trusts, if shares are being sold on behalf of all Trusts. The selling Trust(s) will also be responsible for other costs, if any, incurred in selling the shares of Common Stock, which costs may include, among other things, underwriters discounts, brokerage fees and commissions.

Our Common Stock is traded on the New York Stock Exchange under the trading symbol "CAT." As of July 21, 2006, the latest practicable date, the last sale price of our Common Stock as reported on the New York Stock Exchange was $68.35 per share.

An investment in the Common Stock may involve a high degree of risk. See the "Risk Factors" section in our Annual Report on Form 10-K that is incorporated by reference in this prospectus, to read about the risks you should consider before buying our Common Stock.

Our principal executive offices are located at 100 NE Adams Street, Peoria, Illinois 61629. Our telephone number is (309) 675-1000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 21, 2006.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone, including the Trustee, the Trusts or the Investment Managers, to provide you with any information that differs from the information in this prospectus. The Trustee, on behalf of the Trusts, is not making an offer to sell and is not seeking to buy these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Common Stock.

SUMMARY DESCRIPTION OF CATERPILLAR

Caterpillar, through its employees and dealers, designs, manufactures, markets, finances and provides support for Caterpillar machines and engines. We believe our products make progress possible around the world. More information about Caterpillar is available on our web site at www.CAT.com. Information on our web site is not incorporated by reference into this prospectus.

Our products and services fall into three principal lines of business:

Machinery: A principal line of business which includes the design, manufacture, marketing and sales of construction, mining and forestry machinery - track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, telehandlers, skid steer loaders and related parts. Also includes logistics services for other companies.

Engines: A principal line of business including the design, manufacture, marketing and sales of engines for Caterpillar machinery; electric power generation systems; on-highway vehicles and locomotives; marine, petroleum, construction, industrial, agricultural and other applications; and related parts. Reciprocating engines meet power needs ranging from 5 to over 21,500 horsepower (4 to over 16 000 kilowatts). Turbines range from 1,600 to 20,500 horsepower (1 200 to 15 000 kilowatts).

Financial Products: A principal line of business consisting primarily of Caterpillar Financial Services Corporation (Cat Financial), Caterpillar Insurance Holdings, Inc. (Cat Insurance), Caterpillar Power Ventures Corporation (Cat Power Ventures) and their respective subsidiaries. Cat Financial provides a wide range of financing alternatives to customers and dealers for Caterpillar machinery and engines, Solar gas turbines, as well as other equipment and marine vessels. Cat Financial also extends loans to customers and dealers. Cat Insurance provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment. Cat Power Ventures is an investor in independent power projects using Caterpillar power generation equipment and services.

Our executive offices are located at 100 NE Adams Street, Peoria, Illinois 61629, and our telephone number is (309) 675-1000.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated herein by reference contain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues" and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

•	volatility in earnings resulting from goodwill impairment losses, which may occur irregularly and in varying amounts;
•	variability in financing costs;
•	quarterly variations in operating results;
•	dependence on key customers;
•
risks associated with our foreign operations, including market acceptance and demand for our products and our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;

•	our ability to protect our trademarks, copyrights and other intellectual property;
•	changing market conditions;
•	the impact of competitive products and pricing;
•	the timely development and market acceptance of the Company's products; and
•	the availability and cost of raw materials.

You should also consider carefully the statements set forth in the section entitled "Risk Factors" and other sections of this prospectus, and in other documents that we have incorporated by reference in this prospectus, which address additional factors that could cause results or events to differ from those set forth in the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We have no plans to update these forward-looking statements.

THE OFFERING

The Common Stock held by the Trusts was acquired through purchases on the New York Stock Exchange (or other exchanges on which the Common Stock is traded as the case may be), using contributions made by the Company for the benefit of its employees who participate in the plans funded through the Trusts, or by contributions made by such employees.

USE OF PROCEEDS

The proceeds from any sale of the Common Stock pursuant to this prospectus are solely for the account of the selling Trust(s) and for the benefit of employees and retirees and their beneficiaries participating in the employee benefit plans under which the selling Trust(s) were established. The Company will not receive any proceeds from any sale of the Common Stock by the Trusts.

SELLING STOCKHOLDERS

The table below reflects the number of shares of the Common Stock beneficially owned by the Trusts, each a separate Selling Stockholder, and held by the Trustee of each of the Trusts, as of June 27, 2006, and the number of shares of the Common Stock that each Selling Stockholder may offer for sale from time to time pursuant to this prospectus, whether or not such Selling Stockholder has a present intention to do so. The Selling Stockholders may resell all, a portion, or none of the shares of the Common Stock from time to time. There is no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered by them under this registration statement. The inclusion in the table of the Selling Stockholders shall not be deemed to be an admission that the Trustee, any Selling Stockholder, or any Investment Manager is an "affiliate" of the Company.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior To Offering	Number of Shares of Common Stock Covered by This Prospectus	Shares Owned After the Offering Assuming the Sale of all Covered Shares(1)

			Number	%

Northern Trust Company, as Trustee of the Caterpillar Inc. Master Retirement Trust	6,393,102	6,393,102	-0-	0%
Northern Trust Company, as Trustee of the Caterpillar Investment Trust	39,257,646	1,620	39,256,026	5.86%
Northern Trust Company, as Trustee of the Caterpillar Inc. Group Insurance Plan Trust	67,003	67,003	-0-	0%
(1) Assumes the sale of all securities offered hereby, based upon 669,630,016 shares of Common Stock outstanding on March 31, 2006.

The Retirement Trust of is a pension trust established under various tax-qualified defined benefit pension plans maintained by the Company or its affiliates. The Trustee is a directed trustee with respect to the Retirement Trust account in which the Common Stock is held and is subject to the direction by the Investment Managers that have discretionary authority in connection with the disposition of the shares of our Common Stock that are held in the Retirement Trust. The Benefit Funds Committee of the Company has the power to revoke the appointment of the Investment Managers and appoint new investment managers or to change the scope of the appointment of the Investment Managers. The Benefit Funds Committee is a committee appointed by the Company's Corporate Treasurer who was delegated this authority by the Company's Board of Directors.

The Investment Trust is a trust established under one or more defined contribution plans maintained by the Company or its affiliates. The defined contribution plans under which the Investment Trust is established are generally participant-directed plans. The defined contribution plans offer an employer stock fund that invests solely in Company Stock and, for that reason, registration statements on Form S-8 have previously been filed by the Company and the plans with respect to interests in those defined contribution plans and the offering of shares of Common Stock of the Company held in those employer stock funds. In addition, the defined contribution plans offer other investment alternative funds that are actively managed by the Investment Managers and which primarily consist, among other things, of other publicly-traded securities. The Investment Managers, each of whom has discretion to manage an alternative investment fund under the Investment Trust, may from time to time acquire shares of our Common Stock to be held in such alternative investment funds. The Trustee is a directed trustee of the Investment Trust and, with respect to the funds managed by the Investment Managers (those investment funds other than the employer stock fund), is subject to direction by the Investment Managers that have discretionary authority in connection with the disposition of shares of our Common Stock that may be held from time to time by such alternative investment funds. It is only the resale of those shares of our Common Stock held in the alternative investment funds (other than the employer stock fund) that are being registered hereunder. The Benefit Funds Committee of the Company has the power to revoke the appointment of the Investment Managers and appoint new investment managers or to change the scope of the appointment of the Investment Managers. The Benefit Funds Committee is a committee appointed by the Company's Corporate Treasurer who was delegated this authority by the Company's Board of Directors.

The VEBA is a Section 501(c)(9) voluntary employees' beneficiary association trust maintained by the Company. The Trustee is a directed trustee with respect to the VEBA account in which the Common Stock is held and is subject to direction by the Investment Managers that have discretionary authority in connection with the disposition of shares of our Common Stock that may be held from time to time in the VEBA. The Benefit Funds Committee of the Company has the power to revoke the appointment of the Investment Managers and appoint new investment managers or to change the scope of the appointment of the Investment Managers. The Benefit Funds Committee is a committee appointed by the Company's Corporate Treasurer who was delegated this authority by the Company's Board of Directors.

We will supplement this prospectus from time to time as required by the rules of the Commission among other things to include certain information concerning the security ownership of the Selling Stockholders or any new Selling Stockholder or the number of shares of Common Stock offered for resale.

PLAN OF DISTRIBUTION

The shares of Common Stock covered by this prospectus will be sold for the accounts of the Retirement Trust, the Investment Trust and the VEBA, by the Trustee at the direction of an Investment Manager. This prospectus has been prepared for the purpose of registering the shares of Common Stock held by the Trusts under the Securities Act to facilitate future sales by the Trusts to the public.

The Selling Stockholders may sell shares of Common Stock pursuant to this prospectus from time to time except as may otherwise be limited by applicable law:

•	in transactions (which may include one or more block transactions, including ordinary brokerage transactions on the New York Stock Exchange);
•
through the writing of options (including the issuance by a Selling Stockholder of derivative securities), whether the options or these other derivative securities are listed on an options or other exchange or otherwise;

•	purchases by a broker-dealer as principal and resale by a broker-dealer for its own account;
•	through short sales of shares of Common Stock
•	in a combination of such transactions; or
•	any other lawful method.

Each sale may be made at prices related to prevailing market prices or at privately negotiated prices. The Trustee on behalf of a Selling Stockholder and through the Investment Managers, may effect these transactions by selling the shares of Common Stock to or through broker-dealers and these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchaser of the shares of Common Stock for which such broker-dealers may act as agent or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might be in excess of customary commissions.

In effecting sales, brokers or dealers engaged by the Trustee and/or the Investment Managers may arrange for other brokers or dealers to participate in the resales. The Trustee on behalf of the Selling Stockholder and/or the Investment Managers may enter into hedging transactions with broker-dealers or other financial institutions, and in connection with those transactions, broker-dealers or other financial institutions may engage in short sales of the shares of Common Stock. The Trustee on behalf of the Selling Stockholders and/or the Investment Managers also may sell shares short and deliver the shares of Common Stock to close out such short positions; provided, however, that the short sale is made after the registration statement has been declared effective and a copy of this prospectus is delivered in connection with the short sale. The Trustee on behalf of the Selling Stockholders or the Investment Managers also may enter into options or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the shares of Common Stock, which the broker-dealer or other financial institution may resell pursuant to this prospectus. The Trustee on behalf of the Selling Stockholders and/or the Investment Managers currently anticipates offering the registered securities in connection with the writing of exchange-traded call options, which would involve the selling of exchange-traded call option contracts over the shares of the underlying Caterpillar Common Stock. By selling a call option, the Trustee on behalf of the Selling Stockholders and/or the Investment Managers receives a premium payment in return for giving the buyer of such option the right to buy the Caterpillar Common Stock at a pre-determined price. The Trustee on behalf of the Selling Stockholders or the Investment Managers also may loan or pledge the shares of Common Stock to a broker, dealer or other financial institution, and upon a default, the broker, dealer or other financial institution may effect sales of the loaned or pledged shares of Common Stock pursuant to this prospectus.

There is no assurance that the Trustee on behalf of the Selling Stockholders, at the direction of the Investment Managers, will sell any or all of the shares of our Common Stock offered under this prospectus.

The Company has agreed to pay all expenses incurred in connection with the registration of the shares of our Common Stock offered under this prospectus, and the selling Trust(s), or all of the Trusts, proportionately, if shares are being sold on behalf of all Trusts, will pay all expenses incurred in connection with the sale of the shares of our Common Stock offered hereunder, including all underwriting discounts and selling commissions, fees and expenses of counsel and other advisors to the Selling Stockholders, transfer taxes and related charges in connection with the offer and sale of these shares of Common Stock.

In connection with its sales, the Trustee, the Selling Stockholders and any participating broker/dealer may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, and any commissions they receive and the proceeds of any sale of shares of Common Stock may be deemed to be underwriting discounts and commissions under the Securities Act.

In addition, any shares of Common Stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Both the Retirement Trust and the Investment Trust are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"). The VEBA was established under Section 501(c)(9) of the Code for the purposes of funding one or more welfare benefit plans as defined in ERISA and is also subject to ERISA. Prohibited transactions under Title I of ERISA and Section 4975 of the Code could arise if, absent an available exemption, a person or entity which is a "party in interest," as defined under ERISA, or a "disqualified person," as defined under the Code, were to purchase any of the shares of Common Stock being offered by any of the Trusts, other than in a blind transaction over a national securities exchange. Any such potential purchaser should consult with counsel to determine whether an exemption is available with respect to any such purchase.

EXPERTS

The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's web site at www.sec.gov and from our web site at www.CAT.com/secfilings. Our Common Stock and certain debt securities are listed on the New York Stock Exchange. Our Common Stock is also listed on the Chicago and Pacific Stock Exchanges. Information about us is also available at those locations.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities described in this prospectus. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits included with or incorporated by reference into the registration statement. The registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC's website or at the SEC offices referred to above. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you that is not included in or delivered with this prospectus by referring you to those documents that contain the omitted information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the termination or withdrawal of this Registration Statement.

Each person to whom a prospectus is delivered may also request a copy of those materials, free of charge, by writing us at the following address: Caterpillar Inc., 100 NE Adams Street, Peoria, Illinois 61629, Attention: Corporate Secretary, or by telephoning us at and our telephone number is (309) 675-1000.

No person is authorized to give any information or represent anything not contained in this prospectus and any accompanying prospectus supplement. The securities are only being offered in places where sales of those securities are permitted. The information contained in this prospectus and any accompanying prospectus supplement, as well as information incorporated by reference, is current only as of the date of that information. Caterpillar's business, financial condition, results of operations and prospectus may have changed since that date.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Rather than include certain information in this prospectus that we have already included in documents filed with the SEC, we are incorporating this information by reference, which means that we are disclosing important information to you by referring to those publicly-filed documents that contain such information. The information incorporated by reference is considered to be part of this prospectus. Accordingly, we incorporate by reference the following documents filed with the SEC by us:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on February 22, 2006 and amended on Form 10-K/A on May 31, 2006;
•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, filed on May 3, 2006;
•	Caterpillar's Current Reports on Form 8-K (File No. 1-768) filed with the Commission on June 14, 2006 (two filings);
•	Caterpillar's Current Report on form 8-K (File No. 1-768) filed with the Commission on June 8, 2006;
•	Caterpillar's Current Report on Form 8-K (File No. 1-768) filed with the Commission on May 16, 2006 (incorporates Item 8.01 only);
•	Caterpillar's Current Report on Form 8-K (File No. 1-768) filed with the Commission on February 22, 2006;
•	Caterpillar's Current Report on Form 8-K (File No. 1-768) filed with the Commission on February 10, 2006 (incorporates Item 8.01 only); and
•
The description of Caterpillar's Common Stock contained in Form S-3, filed with the Commission on May 6, 1991 (Registration No. 33-40393), including any amendment or report filed with the Commission for the purpose of updating such description.

Neither Current Reports on Form 8-K furnished under Item 2.02 of Form 8-K, nor Current Reports furnished under Item 7.01, of Form 8-K are incorporated by reference in this prospectus.

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.